Exhibit 99.1

American Robotics CEO Appointed To Commercial Drone Alliance Board

American Robotics joins Alphabet’s Wing, Amazon Prime Air, Zipline and other industry leaders to help advocate for policies that spur innovation and growth for the commercial drone industry

WALTHAM, MA - January 31, 2022 - Ondas Holdings Inc. (NASDAQ:ONDS), a leading provider of private wireless data, drone and automated data solutions through its wholly-owned subsidiaries, Ondas Networks Inc. and American Robotics, Inc. (“American Robotics” or “AR”), announced today that American Robotics’ CEO and co-founder, Reese Mozer, has been appointed to the Commercial Drone Alliance (CDA) board. The CDA board comprises the top drone companies in the United States, and regularly meets with policymakers at the Federal Aviation Administration, Department of Transportation, White House, and Congress to educate and champion the future of the drone industry. In this role, American Robotics will advocate for the societal and economic benefits of uncrewed aircraft systems (UAS) technology and work towards enabling the industry to scale its operation for the benefit of the American public.

“The CDA brings together diverse perspectives and innovative ideas related to the UAS ecosystem,” said Mozer. “American Robotics is looking forward to sharing its experience and expertise within the industry, including recent regulatory and technological wins, with the rest of the CDA team to help ensure continued advancements and progress within the space. As a member of the CDA board, we are looking forward to further evangelizing safe and scalable adoption of UAS technology within private industry, as well as with federal regulators and rule-makers.”

Despite the progress seen over the past several years, regulatory challenges still exist that hinder the drone industry from reaching its full potential. These challenges include: streamlined BVLOS approvals, multi-drone operations, streamlined type certification for UAS manufacturers, and more. The U.S. global leadership in aviation is at stake. As a CDA board member, American Robotics will work both independently and through the collective voice of the CDA to ensure progress is made on all fronts in a reasonable timeline.

“The commercial drone industry can provide extensive benefits and essential services – from inspecting and monitoring critical infrastructure to providing sustainable transportation solutions,” said CDA’s Executive Director Lisa Ellman. “Mr. Mozer will help the CDA promote digital technologies critical to the future safety and security of our national airspace.”

American Robotics’ leadership in expanding automated BVLOS operations represents a critical inflection point in the aviation, drone, and data worlds. As the first company to become approved by the FAA to operate in this manner, American Robotics is setting the stage for the next generation of commercial drones. Autonomous operations enable the real-time digitization of physical assets and allow users in industrial markets to transform their monitoring, inspection, and maintenance operations. This technology represents the key to a new generation of industrial data that will bring about increased cost-efficiency, operational safety, and environmental sustainability.

To learn more about American Robotics and its Scout System drone, click here.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data and drone solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the FAA for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Contacts

Media Contact
Derek Reisfield, President and CFO
Ondas Holdings Inc.
ir@ondas.com
888.350.9994 x1019

Media Contact for American Robotics

Chelsea Higgins

BIGfish Communications for American Robotics

americanrobotics@bigfishpr.com

617.713.3800